Exhibit 10.8.1
Third Point Reinsurance Ltd.

Schedule of Signatories to the Director Service Agreement

Name

Steven E. Fass

Rafe de la Gueronniere

Gretchen A. Hayes

Mary R. Hennessy

Neil McConachie

Mark Parkin